                                                                       Exhibit 2


                            STOCK PURCHASE AGREEMENT

                                  By and Among

                        Alpha Technologies Group, Inc.,

                           Uni-Star Industries, Inc.,

                          Tyco Electronics Corporation

                                      and

                            Tyco Electronics UK Ltd.



                                 July 28, 2000

ARTICLE 1.  PURCHASE AND SALE OF SHARES..................................    1
  1.1   Purchase and Sale................................................    1
ARTICLE 2.  PURCHASE PRICE; INVENTORY; ADJUSTMENT........................    2
  2.1   Purchase Price...................................................    2
  2.2   Payment of the Purchase Price....................................    2
  2.3   Determination of Inventory.......................................    2
  2.4   Post-Closing Adjustment..........................................    3
  2.5   Transfer Taxes...................................................    4
ARTICLE 3.  REPRESENTATIONS AND WARRANTIES...............................    4
  3.1   Representations and Warranties of the Company and the Shareholder    4
3.1.1   Corporate Organization and Standing..............................    5
3.1.2   Capitalization of the Company....................................    5
3.1.3   Authorization....................................................    6
3.1.4   No Conflict......................................................    6
3.1.5   Financial Statements.............................................    6
3.1.6   Insurance........................................................    7
3.1.7   Litigation.......................................................    7
3.1.8   Licenses and Permits; Compliance with Laws.......................    8
3.1.9   Tax Matters......................................................    8
3.1.10  Brokers, Finders.................................................   11
3.1.11  Absence of Certain Changes.......................................   11
3.1.12  Real Properties..................................................   13
3.1.13  Material Contracts...............................................   14
3.1.14  Intellectual Property Rights.....................................   14
3.1.15  Labor Matters....................................................   15
3.1.16  No Consent.......................................................   16
3.1.17  Employee Benefit Plans; Employment Agreements....................   16
3.1.18  Product Liability and Recalls....................................   18
3.1.19  Books and Records................................................   19
3.1.20  Personal Property................................................   19
3.1.21  Environmental Matters............................................   20
3.1.22  Customers and Suppliers..........................................   21
3.1.23  Product Warranty.................................................   21
3.1.24  Certain Agreements...............................................   22
3.1.25  Inventory........................................................   22
3.1.26  Notes and Accounts Receivable....................................   22
3.1.27  Powers of Attorney...............................................   22
3.1.28  Bank Accounts; Safe Deposit Boxes................................   23
3.1.29  Guaranties.......................................................   23
3.1.30  Certain Business Relationships with the Company or its              23
        Subsidiaries.....................................................
3.1.31  Undisclosed Liabilities..........................................   23
3.1.32  Restrictions on Business Activities..............................   23
3.1.33  Subsidiaries.....................................................   24
3.1.34  Federal Tax Identification Number................................   24
3.2     Representations and Warranties of The Shareholder................
3.2.1   Approvals, etc...................................................   24
3.2.2   Authorization....................................................   24
3.2.3   No Conflict......................................................
3.2.4   Title to Shares..................................................   24
3.3     Disclaimer of Other Representations and Warranties...............   25

                                                                               i
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3.4     Definition of "Best Knowledge"...................................   25
ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..............   25
4.1     Representations and Warranties...................................   25
4.1.1   Organization and Standing........................................   25
4.1.2   Authorization....................................................   25
4.1.3   Compliance.......................................................   26
4.1.4   Investment Only..................................................   26
4.1.5   Litigation.......................................................   26
4.1.6   Brokers, Finders.................................................   26
4.1.7   Approvals, etc...................................................   27
4.1.8   Financial Condition..............................................   27
ARTICLE 5.  COVENANTS AND AGREEMENTS.....................................   27
5.1     Employees........................................................   27
5.1.1   Employment Status................................................   27
5.1.2   Employee Benefits; Crediting of Service..........................
5.1.3   Liability with Respect to Certain Benefit Obligations............   28
5.1.4   Required Documentation...........................................   29
5.2     Performance of the Company's and its Subsidiaries' Obligations...   29
5.3     Reasonable Best Efforts to Close.................................   29
5.4     Disclosures......................................................   30
5.5     Books, Records and Information...................................   30
5.6     Tax Matters......................................................   31
5.7     Non-Competition Agreement........................................   35
ARTICLE 6.  CONDUCT OF BUSINESS PENDING CLOSING..........................   35
6.1     Conduct of Business Pending Closing..............................   35
6.1.1   Conduct of Business in Ordinary Course...........................   36
6.1.2   No Changes to Organization Documents.............................   36
6.1.3   Changes to Capital Stock.........................................   36
6.1.4   Dividends........................................................   37
ARTICLE 7.  CLOSING DATE, CONDITIONS AND TRANSACTIONS....................   37
7.1     Closing Date and Place...........................................   37
7.2     Conditions Precedent to the Obligations of the Purchaser.........   38
7.2.1   No Injunctive Proceedings........................................   38
7.2.2   Representations and Warranties...................................   38
7.2.3   Performance of Agreements; Instruments of Transfer...............   38
7.2.4   Compliance Certificate...........................................   38
7.2.5   Material Adverse Effect..........................................   38
7.2.6   Opinion of Counsel...............................................   39
7.2.7   Consents, etc....................................................   39
7.2.8   Due Diligence....................................................
7.3     Conditions Precedent to the Obligations of the Shareholder.......   39
7.3.1   No Injunctive Proceedings........................................   39
7.3.2   Payment..........................................................   40
7.3.3   Representations and Warranties...................................   40
7.3.4   Performance of Agreements; Instruments of Transfer...............   40
7.3.5   Compliance Certificate...........................................   40
7.3.6   Opinion of Counsel...............................................   40
7.3.7   Consents, etc....................................................   40
7.4     Non-Compliance with and Termination of This Agreement............   40

                                                                              ii
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ARTICLE 8.  CLOSING DOCUMENTS............................................   41
8.1     The Shareholder' Obligations.....................................   41
8.1.1   Resolutions......................................................   41
8.1.2   Share Certificates...............................................   41
8.1.3   Books and Records................................................   41
8.1.4   Resignations.....................................................   41
8.1.5   Compliance Certificate...........................................   41
8.1.6   Opinion of Counsel...............................................   41
8.1.7   Affidavits.......................................................   42
8.2     The Purchaser's Obligations......................................   42
8.2.1   Payment..........................................................   42
8.2.2   Compliance Certificate...........................................   42
8.2.3   Opinion of Counsel...............................................   42
8.3     Joint Obligations................................................
ARTICLE 9.  INDEMNIFICATION..............................................   42
9.1     Indemnification by the Shareholder...............................   42
9.2     Indemnification by the Purchaser.................................   42
9.3     Survival of Representations, Warranties and Covenants;              43
        Threshold; Deductible............................................
9.4     Notice and Opportunity to Defend.................................   44
9.5     Reduction for Insurance..........................................   45
9.6     Environmental Indemnification and Procedures.....................   45
9.7     Waivers by the Shareholder.......................................   46
ARTICLE 10.  MISCELLANEOUS...............................................   47
10.1    Expenses.........................................................   47
10.2    Notices..........................................................   48
10.3    Counterparts.....................................................   49
10.4    Entire Agreement.................................................   49
10.5    Headings.........................................................   49
10.6    Assignment; Amendment of Agreement...............................   49
10.7    Governing Law....................................................   49
10.8    Failure to Close.................................................   50
10.9    Further Assurances...............................................   50
10.10   No Third Party Rights............................................   50
10.11   Non-Waiver.......................................................   50
10.12   Severability.....................................................   51
10.13   Incorporation of Exhibits and Schedules..........................   51
10.14   Waiver of Jury Trial.............................................   51

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of the 28th day of July, 2000, by and among Alpha Technologies Group, Inc. a Delaware corporation (the "Shareholder"), Uni-Star Industries, Inc., a Delaware corporation (the "Company"), Tyco Electronics Corporation, a Pennsylvania corporation (the "U.S. Purchaser"), and Tyco Electronics UK Limited, a company organized under the laws of England and Wales (the "U.K. Purchaser", and together with the U.S. Purchaser, the "Purchasers").

                           W I T N E S S E T H; That

          WHEREAS, the Shareholder owns all of the shares of the outstanding capital stock of the Company (collectively, the " Uni-Star Shares"); and

          WHEREAS, the Company owns all of the shares of the outstanding capital stock of Microdot Connectors Europe Limited, a company organized under the laws of England and Wales ("Microdot UK") (collectively, the "Microdot UK Shares", and together with the Uni-Star Shares, the "Shares"); and

          WHEREAS, the Shareholder desires to sell and transfer to the U.S. Purchaser all of the Uni-Star Shares, and the U.S. Purchaser wishes to acquire such Uni-Star Shares pursuant to and in accordance with the terms and conditions of this Agreement; and

          WHEREAS, the Company desires to sell and transfer to the U.K. Purchaser all of the Microdot UK Shares, and the U.K. Purchaser wishes to acquire such Microdot UK Shares pursuant to and in accordance with the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

                   ARTICLE 1.  PURCHASE AND SALE OF SHARES.

     1.1    PURCHASE AND SALE.

Subject to the terms and conditions of this Agreement, the U.S. Purchaser agrees to purchase from the Shareholder, and the Shareholder on the Closing Date (as defined in Section 7.1 hereof) agrees to sell, transfer and convey to the U.S. Purchaser all of the Uni-Star Shares, and the U.K. Purchaser agrees to purchase from the Company, and the Company on the Closing Date agrees to sell, transfer and convey to the U.K. Purchaser all of the Microdot UK Shares.

              ARTICLE 2.  PURCHASE PRICE; INVENTORY; ADJUSTMENT.

     2.1    PURCHASE PRICE.

Subject to the adjustment provisions of Section 2.4 hereof, and upon the terms and subject to the conditions contained in this Agreement, (i) the U.S. Purchaser shall pay to the Shareholder the sum of Twelve Million Two Hundred Forty Eight Thousand Dollars ($12,248,000), reduced by an amount equal to the Company's indebtedness for borrowed money, other than up to $250,000 for equipment loans and capital lease obligations, as of the Closing Date (the "U.S. Purchase Price") in full consideration for the Uni-Star Shares, and (ii) the U.K. Purchaser shall pay to the Company the sum of Fifty Two Thousand Dollars ($52,000), reduced by an amount equal to the Microdot UK's indebtedness for borrowed money as of the Closing Date (the "U.K. Purchase Price", and together with the U.S. Purchase Price, the "Purchase Price") in full consideration for the Microdot UK Shares. The parties shall use their best efforts to jointly develop an allocation of the Purchase.

     2.2    PAYMENT OF THE PURCHASE PRICE.

At the Closing, (i) the U.K. Purchaser shall pay the U.K. Purchase Price to the Company, which shall be immediately transferred to the Shareholder by the Company by dividend or distribution, and (ii), immediately after the payment of such dividend or distribution, the U.S. Purchaser shall pay the U.S. Purchase Price to the Shareholder, in each case by wire transfer in immediately available funds.

     2.3    DETERMINATION OF INVENTORY.

The quantity and valuation of the inventory of the Company and Microdot UK (the "Inventory") shall be determined as follows:

          (a) The value of the Inventory as of the Closing Date shall be determined from the books and records of the Company and Microdot UK, including without limitation the results of a physical inventory of Microdot UK's inventory as of June 30, 2000. A physical inventory of the Company's inventory shall be taken within three business days after the Closing Date, and the books and records of the Company and Microdot UK shall be adjusted for Inventory quantities as of the Closing, and such Inventory shall be valued in accordance with paragraph (b) of this Section 2.3. Such physical inventory of the

Company's inventory shall be conducted by the Shareholder's representatives at the Shareholder's expense jointly with the Purchaser's representatives at the Purchaser's expense.

          (b) The Inventory reflected on the Contract Net Asset Statement (as defined in Section 2.4.1 hereof) and the Final Net Asset Statement (as defined in Section 2.4.1 hereof) shall be determined in accordance with generally accepted accounting principles consistently applied ("GAAP").

          (c) Any disagreement regarding the quantity or value of the Inventory, or both, shall be resolved in the manner and at the time described in Section
2.4.1 hereof.

     2.4    POST-CLOSING ADJUSTMENT.

          2.4.1 The Purchase Price will be adjusted downward dollar for dollar following the Closing Date to the extent that the Net Assets (as hereinafter defined) of the Company and Microdot UK as of the Closing Date (the "Final Net Assets") shown upon the Final Net Asset Statement (as hereinafter defined) are less than $3,986,000 (the "Contract Net Assets"), which represents the Net Assets as of October 31, 1999. The manner in which the Contract Net Assets were determined is shown on Schedule 2.4.1 attached hereto and made a part hereof (the "Contract Net Asset Statement"). For purposes of this Agreement, the term "Net Assets" shall mean the consolidated assets of the Company and Microdot UK, exclusive of any intercompany obligations to or from the Shareholder, minus cash, trade payables, accrued compensation and benefits, other accrued liabilities, and equipment loans, capital leases and any other indebtedness for borrowed money. The Final Net Asset Statement will be prepared by the Shareholder from the books of account of the Company and Microdot UK as of the Closing Date, in accordance with GAAP consistent with the past practice of the Company. The Shareholder will furnish a statement showing the Final Net Assets (the "Final Net Asset Statement") to the U.S. Purchaser not later than 60 days after the Closing Date. The Purchasers will give representatives of the Shareholder reasonable access to the premises of the Company and Microdot UK, to their respective books and records and to the appropriate personnel of the Purchasers for purposes of determining the Final Net Asset Statement. Unless the U.S. Purchaser notifies the Shareholder in writing that it disagrees with the Final Net Asset Statement within 30 days after receipt thereof, the Final Net Asset Statement shall be conclusive and binding on the Purchasers and the Shareholder. If the U.S. Purchaser notifies (a "Dispute Notification") the Shareholder in writing of its disagreement with the Final Net Asset Statement within such 30-day period, then the Purchasers and the Shareholder shall attempt to resolve their differences with respect thereto within 30 days after the Shareholder's receipt of the U.S. Purchaser's written notice of disagreement. Any dispute set forth in the

Dispute Notification not resolved by the Purchasers and the Shareholder within such 30-day period will be resolved by an accounting firm mutually acceptable to the parties or, in the absence of agreement, by an accounting firm of national reputation selected by lot after eliminating the Shareholder's and the Purchasers' principal outside accountants and one additional firm designated as objectionable by the Shareholder and the U.S. Purchaser. The review of the Final Net Asset Statement by the accounting so selected shall be limited to the issues set forth in the Dispute Notice. The determination by the accounting firm so selected of the Final Net Asset Statement and the Final Net Assets (with such modifications therein, if any, as reflect such determination) shall be conclusive and binding upon the parties. The fees and expenses of such accounting firm in acting under this Section 2.4.1 shall be shared equally by the U.S. Purchaser and the Shareholder.

     2.4.2    If the Contract Net Assets are greater than the Final Net
Assets, then the Shareholder shall pay to the U.S. Purchaser an amount equal to the difference. Payment shall be made by the Shareholder not more than five business days following the determination of the Final Net Assets pursuant to
Section 2.4.1 hereof in the manner described in Section 2.2 hereof, and the amount of such payment shall bear interest from the Closing Date to the date of payment at the 3-month London Inter-bank Offered Rate as published in the Wall Street Journal on the Closing Date ("LIBOR").

     2.5    TRANSFER TAXES.

The Shareholder shall be responsible for all transfer and similar taxes assessed or payable in connection with or as a result of the transfer of the Uni-Star Shares from the Shareholder to the Purchaser, and the U.K. Purchaser shall be responsible for all transfer and similar taxes assessed or payable in connection with or as a result of the transfer of the Microdot UK Shares from the Company to the U.K. Purchaser.

                  ARTICLE 3.  REPRESENTATIONS AND WARRANTIES.

     3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE Shareholder. Each of the Company and the Shareholder jointly and severally represent and warrant to the Purchaser as follows:

     3.1.1    Corporate Organization and Standing.

The Company has no subsidiaries other than Microdot UK. Each of the Company and Microdot UK is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own or lease and operate the properties and to carry on its business as presently conducted. The Company has delivered to the Purchaser complete and correct copies of the Articles of Incorporation and by-laws of the Company and the Memorandum of Association and Articles of Association of Microdot UK. The Company and Microdot UK are duly qualified, licensed or registered to do business in each of the jurisdictions set forth in Schedule 3.1.1 hereto, which are the only jurisdictions in which the nature of the business as now being conducted by it or the property owned or leased by it makes such qualification, licensing or registration necessary except where the failure to be so qualified would not have a Material Adverse Effect. Except as set forth in Schedule 3.1.1 hereto, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. For purposes of this Agreement, "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, prospects or results of operation of the Company and Microdot UK taken as a whole.

     3.1.2    Capitalization of the Company.

The authorized capital stock of the Company consists of 1,000 shares of common stock, $.01 par value, of which 100 shares have been duly authorized, validly issued and are fully paid and non-assessable and owned by the Shareholder, free and clear of all liens, encumbrances, restrictions and claims of any kind. The authorized ordinary shares of Microdot UK consists of 1,000,000 ordinary shares, 1 English Pound par value, of which 231,000 ordinary shares have been duly authorized, validly issued and are fully paid and non-assessable and owned by the Company, free and clear of all liens, encumbrances, restrictions and claims of any kind, other than those to be released at Closing. There are no preemptive or similar rights on the part of any holder of any class of securities of the Company, or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. No options, warrants, conversion or other rights, agreements or commitments of any kind obligating the Company or Microdot UK, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given.

     3.1.3    Authorization.

The Shareholder and the Company have all necessary corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and the Company and is the valid and binding obligation of the Shareholder and the Company enforceable against each of them in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

     3.1.4    No Conflict.

Except as set forth in Schedule 3.1.4 attached hereto and made a part hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel any material indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which the Shareholder, the Company or Microdot UK is a party or by which it is bound or to which any of its assets is subject, (ii) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws (or other charter documents) of the Shareholder, the Company or Microdot UK, or a default under or violation of any material restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which any of its assets is subject or result in the creation of any lien or encumbrance upon any of said assets, or
(iii) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which the Shareholder, the Company or Microdot UK is subject, and which, in each of clauses (i), (ii) and (iii) above, would have a Material Adverse Effect.

     3.1.5    Financial Statements.

          (a) Except as set forth in Schedule 3.1.5, the balance sheet of the Company on a consolidated basis from which the Contract Net Asset Statement was derived was prepared in accordance with GAAP, and fairly presents the assets and liabilities (whether accrued, contingent or otherwise) of the Company at October 31, 1999 and Microdot UK at September 30, 1999. Except as set forth on such balance sheet or in, or consistent with, Schedule 3.1.5 attached hereto and made a part hereof, as of the date hereof and the Closing Date, the Company and Microdot UK have, and will have, no material liabilities of any nature, whether absolute, accrued, asserted or unasserted or contingent or whether due or to become due, required by GAAP to be included on a balance sheet as of such date(s), except for those liabilities incurred in the ordinary course of business since October 31, 1999 in the case of the Company and September 30, 1999 in the case of Microdot UK.

          (b) Except as set forth in Schedule 3.1.5 attached hereto and made a part hereof, the unaudited consolidated income statements of the Company for the 12-month periods ended October 31, 1998 and 1999, and the unaudited consolidated income statement for the six-month period ended April 30, 2000, copies of which have been furnished to the Purchaser, were prepared in accordance with GAAP on a consistent basis and fairly present the results of the consolidated operations of the Company for such periods.

     3.1.6    Insurance.

Schedule 3.1.6 attached hereto and made a part hereof sets forth a complete and correct list and description of the policies of insurance in effect on the date hereof covering the assets and operations of the Company and Microdot UK. Such policies are carried by the Shareholder and will be terminated as of the Closing with respect to the Company and Microdot UK. All such policies are with reputable insurance carriers, provide coverage for the normal risks incident to the business of the Company and Microdot UK and their respective properties and assets. None of the Shareholder, the Company or Microdot UK has been denied insurance or suffered the cancellation of any insurance with respect to the Company or Microdot UK in the past five years.

     3.1.7    Litigation.

Except as set forth in Schedule 3.1.7 attached hereto and made a part hereof, there is no claim, action, suit, proceeding, or investigation pending or, to the best knowledge of the Company or the Shareholder, threatened against the Company or Microdot UK, or the directors, officers, agents or employees of the Company or Microdot UK, or any properties, assets or rights of the Company or Microdot UK, and there are no orders, writs, injunctions or decrees currently in force against the Company or Microdot UK or the directors, officers, agents or employees of the Company or Microdot UK with respect to the conduct of the Company's or Microdot UK's business.

     3.1.8    Licenses and Permits; Compliance with Laws.

Except as set forth in Schedule 3.1.8 attached hereto and made a part hereof, the Company and Microdot UK own, hold or possess in their own names, all licenses, franchises, permits, approvals and other governmental authorizations (federal, state and local) (collectively, "Licenses and Permits") necessary to entitle them to use their respective corporate names, to own or lease, operate and use their respective assets and properties and to carry on and conduct their respective businesses and operations as presently conducted, except for such Licenses and Permits the absence of which would not have a Material Adverse Effect. The Company and Microdot UK are not in violation of or default under any Licenses or Permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it or any law, ordinance, rule or regulation applicable to it, which could reasonably be expected individually or in the aggregate to have a Material Adverse Effect or which could reasonably be expected to interfere materially with the consummation of the transactions contemplated herein. Schedule 3.1.8 hereto sets forth a complete and correct list of all Licenses and Permits related to the design, manufacture and marketing of products by the Company or Microdot UK, all of which are in full force and effect as of the date hereof.

     3.1.9    Tax Matters.

          (a) For purposes of this Agreement, (i) "Tax" means any of the Taxes, and "Taxes" means (A) all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, social security, payroll, transfer, conveyance, documentary, stamp, property, value added, customs duties, minimum taxes, estimated and any other taxes, fees, charges, levies, excises, duties or assessments of any kind whatsoever, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by the federal government or any state, local, or foreign government, and (B) any liability of the Company or Microdot UK for the payment of any amount of any type described in clause (A) as a result of the Company or Microdot UK being a transferee or a member of an affiliated or combined group prior to the Closing,
(ii) "Tax Returns" means all returns, reports, statements, and forms required to be filed in respect of any Tax, and (iii) "Code" means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder and any substitute or successor provisions.

          (b) Except as set forth on Schedule 3.1.9(b) attached hereto and made a part hereof:

                (i) the Company and Microdot UK have: (A) timely filed all federal, foreign, state, and local Tax Returns required to be filed by or with respect to the Company and Microdot UK on or prior to the Closing Date and all such Tax Returns are true, complete and correct in all material respects; and (B) timely paid in full or accrued on the Final Net Asset Statement all Taxes due, or for which assessments have been received, for all periods ending on or prior to the Closing Date.

                (ii) Neither the Company nor Microdot UK is a party to any pending action or proceeding, nor, to the best knowledge of the Shareholder or the Company, is any action or proceeding threatened, by any governmental authority for the assessment or collection of any Taxes, and no claim for the assessment or collection of any Taxes has been asserted or proposed to be asserted against the Company or Microdot UK, which has not been settled with all amounts due having been paid or is being contested in good faith. Neither the Company nor Microdot is engaged in any material discussions with any taxing authority which is reasonably likely to result in the assessment of additional Taxes against the Company or Microdot UK or their respective properties.

                (iii) The federal income tax returns of the Company have not been audited by the IRS for any taxable year of its existence. The statute of limitations period for assessment of federal income taxes has expired for all taxable years through the taxable year ending October 27, 1996.

                (iv) There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any Tax Returns or for the assessment of any Tax or deficiency against or relating to the Company or Microdot UK. There are no outstanding powers of attorney enabling any party to represent the Company or Microdot UK with respect to Tax matters.

                (v) The Company and Microdot UK have withheld prior to Closing, proper and accurate amounts from employees of the Company and Microdot UK in compliance in all material respects with all withholding and similar provisions of any and all applicable federal, foreign, state, and local laws, statutes, codes, ordinances, rules, and regulations. All such amounts have been timely remitted to the proper governmental authority as prescribed by law.

                (vi) All other Taxes required to have been withheld or collected by the Company or Microdot UK have been duly withheld and collected and have been duly paid over to the proper governmental authority, or settled or adequately reserved for on the Final Net Asset Statement, all as and to the extent prescribed by law.

                (vii) All Taxes due from the Company or Microdot UK with respect to Company or Microdot UK employee income tax withholding, social security taxes, unemployment, and any similar Taxes for all periods ending on or prior to the Closing Date have been either paid in full on or prior to the Closing Date or accrued as a liability on the Final Net Asset Statement.

                (viii) The reserves for Taxes on the Contract and Final Net Asset Statements are sufficient for the payment of all unpaid Taxes required to be accrued for through the dates of such Statements and for all periods prior thereto, including, without limitation, all Taxes, if any, which are not required to be paid until after such dates but which are imposed in respect of any period or periods prior to the dates of such Statements.

                (ix) Neither the Company nor Microdot UK is a party to any agreement, arrangement, or practice for the sharing of Taxes or is obligated to indemnify any other party for Taxes.

                (x) There are no liens for Taxes on any asset of the Company or Microdot UK, other than for Taxes not yet due and payable.

                (xi) Neither the Company, Microdot UK nor any of the Shareholder is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                (xii) The Company is not, and has never been, a United States real property holding company within the meaning of Section 897(c) of the Code. (xiii) The Company is not subject to an agreement or consent under
     Section 341(f) of the Code.

                (xiv) The Company will not be required to include any adjustment in taxable income for any period ending after the Closing under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending on or before the Closing or pursuant to an agreement with a Tax authority with regard to the Tax liability of the Company or Microdot UK for any period ending on or before the Closing.

                (xv) None of the Company's property is "tax exempt use property" within the meaning of Section 168(h) of the Code.

                (xvi) None of the assets owned by the Company is required to be treated as owned by any other person for federal income tax purposes.

                (xvii) Neither the Company nor Microdot UK is a party to any joint venture, partnership or other arrangement or contract which could be properly treated as a partnership for federal income tax purposes.

                (xviii) Neither the Company nor Microdot UK has entered into any sale-leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law).

                (xix) Neither the Company nor Microdot UK is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.

                (xx) The Shareholder has filed a consolidated federal income tax return with the Company for the taxable year immediately preceding the current taxable year and that the Shareholder is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under state or local law) (a "Section 338(h)(10) Election") with respect to the Company.

     3.1.10    Brokers, Finders.

Except for JWGenesis Capital Markets, Inc., whose fees for their work in connection with the sale of the Company to the Purchaser shall be paid by the Shareholder, neither the Company nor the Shareholder has retained any broker or finder in connection with the transactions contemplated herein or is obligated or has agreed to pay any brokerage or finder's commission, fee or similar compensation.

     3.1.11    Absence of Certain Changes.

          (a) Since April 30, 2000, except as set forth in Schedule 3.1.11 attached hereto and made a part hereof, each of the Company and Microdot UK has conducted its business in the ordinary course and there has not occurred with respect to any of the Company or Microdot UK:

                (i)   any Material Adverse Effect;

                (ii) any payment, discharge or satisfaction of any liabilities or obligations (whether accrued, absolute, contingent or otherwise) in excess of $25,000, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations incurred in the ordinary course of business;

                (iii) except in the ordinary course of business, any assets (whether real, personal or mixed, tangible or intangible) becoming subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

                (iv) any cancellation or waiver of any claims or rights of value, or any sale, lease, transfer, assignment, distribution or other disposition of any material assets, except for sales of finished goods inventory in the ordinary course of business, or any disposal of any material assets for any amount to affiliates;

                (v) any disposal or lapse of any rights in, to or for the use of any patent, trademark, trade name or copyright, or any disclosure to any person not an employee, or other disposition of, any customer lists;

                (vi) any increase in the base compensation or other payment to any director, officer or employee, whether now or hereafter payable or granted (other than increases in base compensation in the ordinary course consistent in timing and amount with past practices), or entry into or variation of the terms of any employment or incentive agreement with any such person;

                (vii) any capital expenditure or commitment for additions to property, plant or equipment, or lease agreement, which exceeds $25,000 and which, if purchased, would be reflected in the property, plant or equipment accounts;

                (viii) any change in any method of accounting or keeping its books of account or accounting practices;

                (ix) any damage, destruction or loss of any asset, whether or not covered by insurance, which exceeds $25,000;

                (x) except liabilities incurred in the ordinary course of business, any obligation or liability, including, without limitation, any liability for nonperformance or termination of any contract;

                (xi) any sale or other disposition of any of the assets of the Company other than sales and dispositions in the ordinary course of business; or

                (xii) any elimination of any reserves established on the Company's books or any changing of the method of accrual unless there is any change of significant facts or circumstances pertaining to any reserves which would justify their elimination.

     (b) Since April 30, 2000, except as set forth in Schedule 3.1.11 hereto, the Company and Microdot UK has not:

          (i) authorized for issuance, issued, delivered or sold any equity securities of the Company or Microdot UK, or altered the terms of any outstanding securities issued by it or in any way increased its indebtedness for borrowed money; or

          (ii) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property or otherwise) in respect of any Shares, including, without limitation, any dividend distribution or any similar distribution, or redeemed, purchased or otherwise acquired any Shares, any securities convertible into or exchangeable for any Shares, or any options, warrants or other rights to purchase or subscribe to any of the foregoing (and no dividends are or will be owed to any holder of Shares), except for any dividend or distribution payable in cash which will not cause the Final Net Assets to be less than the Contract Net Assets.

     3.1.12    Real  Properties.

Neither the Company nor Microdot UK owns any real property. Schedule 3.1.12 attached hereto and made a part hereof sets forth a complete and correct list of all leases pursuant to which the Company or Microdot UK leases real property as lessee hereto (the "Real Property Leases"). The Company and Microdot UK has or will have at the Closing valid leasehold interests in all real properties covered by the Real Properties Leases, in each case free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections other than (i) those listed in Schedule 3.1.12 hereto, (ii) liens for current taxes, assessments or governmental charges not yet due and delinquent, and (iii) those which do not, individually or in the aggregate, materially interfere with the use of the real properties or materially detract from their value. The Company and Microdot UK enjoy peaceful and undisturbed possession under all Real Property Leases. The lease of real property by the Company or Microdot UK or the use thereof, as presently used by the Company and Microdot UK, does not violate any local zoning or similar land use laws or governmental regulations which if violated would have a Material Adverse Effect. Neither the Company nor Microdot UK is in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting the real property leased by the Company or Microdot UK where such violation or noncompliance would have a Material Adverse Effect. There is no condemnation pending or, to the best knowledge of the Shareholder or the Company, threatened affecting the real property leased by the

Company or Microdot UK. The Shareholder has delivered to the Purchasers prior to the date hereof complete and correct copies of the Real Property Leases listed in Schedule 3.1.12 hereto.

     3.1.13    Material  Contracts.

Schedule 3.1.13 attached hereto and made a part hereof sets forth a complete and correct list of all of the Material Contracts (as hereinafter defined) to which the Company or Microdot UK is a party or to which any of the Shareholder is a party and that relate to the business of the Company or Microdot UK as of the date hereof. As used in this Agreement, "Material Contracts" means (a) all leases or other agreements under which the Company or Microdot UK is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in the business of the Company or Microdot UK and which entails annual payments, in the case of any such lease or agreement, in excess of $10,000; (b) all contracts and agreements to which the Company or Microdot UK is a party and which are (i) outstanding contracts with its officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, sales agents or dealers of the Company or Microdot UK, other than contracts which by their terms are cancelable by the Company, Microdot UK, or the Shareholder with notice of not more than 30 days and without cancellation penalties or severance payments, in the case of any such contract, in excess of $10,000, and (ii) collective bargaining agreements of the Company or Microdot UK which relate to the business of the Company or Microdot UK; (c) all mortgages, indentures, security agreements, pledges, notes, loan agreements or guarantees relating to the Company or Microdot UK in excess of $10,000; (d) all customer contracts relating to the business of the Company or Microdot UK which are expected to result in a material loss to the Company or Microdot UK; (e) all material uncompleted customer contracts relating to the business of the Company or Microdot UK and not priced in a manner consistent with the Company's or Microdot UK' past practice; and (f) all outstanding contracts with customers or vendors expected to result in payment to or by the Company or Microdot UK in excess of $50,000. Each of the Company and Microdot UK has furnished or will furnish to the Purchaser true and correct copies of all Material Contracts prior to the Closing.

     3.1.14  Intellectual Property Rights.

Except as set forth in Schedule 3.1.14 attached hereto and made a part hereof, the Company and Microdot UK solely owns or has the exclusive right to use, free and clear of any lien or other encumbrance or restriction, all patents, trademarks (whether registered or unregistered), service marks, trade names, service names, brand names, logos and copyrights (collectively, "Intellectual Property Rights") owned or used by the Company and Microdot UK in the conduct of their respective businesses. Schedule 3.1.14 hereto sets forth a complete and correct list of all such Intellectual Property Rights and their respective legal status (including whether such rights are the subject of a license). Except as set forth in Schedule 3.1.14 hereto, there is no claim or demand of any person pertaining to, or any proceeding pending or, to the best knowledge of the Shareholder or the Company, threatened, which challenges the exclusive rights of the Company or Microdot UK in respect of (i) the Intellectual Property Rights or
(ii) the rights of the Company or Microdot UK in respect of any material trade secret owned or used by the Company or Microdot UK in the conduct of the Company's or Microdot UK' businesses. None of the Intellectual Property Rights is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency. To the best knowledge of the Shareholder and the Company, none of the products manufactured, distributed and sold by the Company and Microdot UK infringe any Intellectual Property Rights held, owned or used by any third party and, to the best knowledge of the Shareholder or the Company, none of the Intellectual Property Rights held, owned or used by the Company or Microdot UK are being infringed upon by others or used by others, whether or not such use constitutes infringement, or has been the subject of dispute, whether or not resulting in litigation, except for orders, rulings, decrees, judgments, stipulations alleged infringements or disputes set forth in Schedule 3.1.14 hereto.

     3.1.15    Labor  Matters.

          (a) There are no (i) labor strikes, disputes, slowdowns, representation campaigns or work stoppages with respect to employees of the Company or Microdot UK pending or, to the best knowledge of the Company and the Shareholder, threatened against or affecting the Company or Microdot UK, (ii) grievance or arbitration proceedings arising out of collective bargaining agreements to which the Company or Microdot UK is a party (other than informal grievances), (iii) unfair labor practice complaints pending or, to the best knowledge of the Company and the Shareholder, threatened against the Company or Microdot UK, or (iv) collective bargaining agreements or other labor union contracts applicable to persons employed by the Company or Microdot UK and to the best knowledge of the Company or the Shareholder, there are no activities or proceedings of any labor union to organize any such employees.

          (b) Each of the Company and Microdot UK is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours the noncompliance with which is reasonably likely to have an Material Adverse Effect, and is not engaged in any unfair labor practice.

     3.1.16    No  Consent.

Except as set forth in Schedule 3.1.16 attached hereto and made a part hereof, no consent, approval, authorization order, filing, registration or qualification of or with any court, governmental authority or third person is required to be made or obtained by the Company, Microdot UK, or the Shareholder in connection with the execution and delivery of this Agreement by the Company, Microdot UK, or the Shareholder or the consummation by the Company, Microdot UK, or the Shareholder of the transactions contemplated hereby.

     3.1.17    Employee  Benefit Plans; Employment Agreements.

          (a) Schedule 3.1.17 attached hereto and made a part hereof sets forth a complete and correct list of all employee contracts, arrangements and "employee welfare benefit" or "employee pension benefit" plans sponsored, maintained or contributed to by the Company or Microdot UK, as such terms are defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"), which Schedule includes, without limitation, all collective bargaining, employment, compensation, pension, retirement, separation, vacation, sickness, insurance, welfare, workers' compensation, profit sharing and bonus plans and agreements, under which the Company or Microdot UK, with respect to any employee, former employee director or beneficiary of the Company or Microdot UK, have any obligation. The Company has furnished to the Purchaser true and correct copies of instruments evidencing all such contracts and arrangements and the Plans, all as amended to date. Neither the Company nor Microdot UK has ever maintained or sponsored, or has ever had any obligation to contribute to, any defined benefit pension plan.

          (b) None of the Plans is a multi-employer plan within the meaning of
Section 3(37) of ERISA, and the Company, Microdot UK, and the Shareholder have not maintained or sponsored, have not been required to contribute to, have not terminated or withdrawn from (either completely or partially), and no withdrawal liability (as defined in Section 4201, 4063 or 4064 of ERISA) has been incurred by the Company or Microdot UK with respect to, any defined benefit plan or multi-employer plan, whether or not maintained by the Company.

          (c) The Plans have been administered in material compliance with their terms and with all filings, reporting, disclosure, and other requirements of ERISA and the Internal Revenue Code of

1986, as amended (the "Code"). Each Plan (together with its related funding instrument) which is an employee pension benefit plan is qualified under Section 401 of the Code and the regulations issued thereunder, and each such Plan and its related funding instrument have been the subject of a favorable determination letter issued by the Internal Revenue Service holding that such Plan and funding instrument are so qualified. A copy of all determination letters, which have been issued by the Internal Revenue Service with respect to each Plan which is an employee pension benefit plan, has been provided to the Purchaser by the Shareholder. No event or omission has occurred which would cause any Plan to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

          (d) None of the Plans which is an employee welfare benefit plan provides benefits to retirees or other former employees of the Company, regardless of whether such benefits are vested and neither the Company nor the Shareholder have terminated any employee welfare benefit plan providing benefits to retirees.

          (e) Each Plan required to be listed on Schedule 3.1.17 may be amended, terminated or otherwise modified by the Shareholder to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals and no employee communications or provision of any Plan document has failed to effectively reserve the right of the Company or an Affiliate to so amend, terminate or otherwise modify such Plan. An entity is an "Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

          (f) With respect to each Plan, neither the Company, Microdot UK, nor any of their respective employees or directors, nor any plan fiduciary of any of the Plans, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(d) of the Code, and no "reportable event" (as defined in Section 4043 of ERISA and the regulations promulgated thereunder), other than such as may arise out of the consummation of the transactions contemplated by this Agreement, has occurred in connection with any Plan.

          (g) Other than routine claims for benefits made in the ordinary course of business, there are no pending claims, investigations or causes of action ("Claims") and to the best knowledge of the Shareholder and the Company, no such Claims are threatened against any Plan or fiduciary of any such

Plan by any participant, beneficiary or governmental agency with respect to the qualification or administration of any such Plan and there is no basis to anticipate that any such claims will be made. Each plan ever maintained by the Company or an Affiliate has complied in all material respects with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

          (h) The Company and Microdot UK shall either contribute or accrue on their respective books the amount of any employer matching contributions or discretionary contributions (in an amount determined in accordance with the Company's, Microdot UK's, and the Shareholder's past practices) to any defined contribution plan maintained or sponsored by the Company or Microdot UK, or in which the Company or Microdot UK has any obligation to contribute and which is in the ordinary course of business would be contributed for or attributable to the period prior to the Closing Date.

          (i) None of the assets any Plan are invested in property constituting employer real property or an employer security (within the meaning of Section 407(d) of ERISA), other than voluntary investments in the Shareholder's common stock by participants in the Shareholder's 401(k) plan, as permitted by the terms of such plan.

          (j) Neither the execution and delivery of this Agreement nor the sale of the Shares or any of the transactions contemplated herein will terminate or modify, or give a third person a right to terminate or modify, the provisions or terms of any Plan (including employment agreements) and will not constitute a stated triggered event under any Plan (including employment agreements) that will result in any payment (including parachute payments, severance payments or any similar payments) becoming due to any employees of the Company or any of its Subsidiaries.

     3.1.18    Product Liability and Recalls.

          (a) There is no claim, action, suit, inquiry, proceeding or investigation in any case by or before any court or governmental body pending or, to the best knowledge of the Shareholder or the Company, threatened, against or involving the Company or Microdot UK relating to any product alleged to have been designed, manufactured or sold by the Company or Microdot UK and alleged to have been defective or improperly designed or manufactured.

          (b) Except as set forth in Schedule 3.1.18 hereto, there is no pending, or to the best knowledge of the Company or the Shareholder, threatened recall or investigation of any product sold by the Company or Microdot UK.

     3.1.19    Books and Records.

The accounting records of the Company and Microdot UK are complete and correct in all material respects and have been maintained in accordance with sound business practices.

     3.1.20    Personal Property.

Schedule 3.1.20 attached hereto and made a part hereof sets forth a complete and correct list of all personal property owned by the Company and Microdot UK and sets forth any lease pursuant to which the Company or Microdot UK lease personal property as lessee or lessor (the "Personal Property Leases"). Except as set forth in Schedule 3.1.20 hereto, each of the Company and Microdot UK has or will have at the Closing (a) good and valid title to all of the personal property listed in Schedule 3.1.20 hereto as owned by it, including, without limitation, the personal property acquired after the date of this Agreement (except for inventories and other assets sold or otherwise disposed of in accordance with the provisions of this Agreement), and (b) valid leasehold interests in all personal property listed in Schedule 3.1.20 hereto as leased by it, in each case free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections other than (i) those listed in
Schedule 3.1.20 hereto, (ii) mechanics, materialmen, suppliers, vendors or similar liens arising in the ordinary course securing amounts which are not delinquent, (iii) liens for current taxes, assessments or governmental charges not yet due and delinquent, or (iv) those which do not, individually or in the aggregate materially interfere with the use of the personal property or materially detract from its value. The Company and Microdot UK enjoy peaceful and undisturbed possession under all Personal Property Leases. The personal property set forth in Schedule 3.1.20 hereto constitutes all personal property used in the operation of the Company's and Microdot UK' businesses as presently conducted. Except as set forth on Schedule 3.1.20 hereto, the personal property is maintained in good operating condition, reasonable wear and tear excepted, for the purposes for which it is currently being used. The Shareholder shall deliver to the Purchaser prior to the Closing complete and correct copies of the Personal Property Leases.

     3.1.21    Environmental Matters.

          (a) For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

                (i) "Environmental Law(s)" means all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C. (S) 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. (S) 6901 et seq., the Clean Water Act, 33 U.S.C. Section (S) 1251 et seq., the Clean Air Act, 42 U.S.C. (S) 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. (S) 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. (S) 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. (S) 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes

                (ii) "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

                (iii) "Hazardous Substance(s)" means, without limitation, any flammable explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Law.

                (iv) "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

          (b) Except as disclosed in Schedule 3.1.21 attached hereto and made a part hereof, the Company and Microdot UK has obtained all Environmental Permits that are required for the lawful operation of its business. The Company and Microdot UK (i) are in compliance in all material respects with all terms and conditions of their Environmental Permits and with any applicable Environmental Law, and (ii) have not received written notice of any material violation by or material claim against the Company or Microdot UK under any Environmental Law.

          (c) Except as disclosed in Schedule 3.1.21 hereof, there have been no Releases, or threatened Releases, of any Hazardous Substances into, on or under any of the properties owned or operated (or formerly owned or operated) by the Company or Microdot UK, in violation of any applicable Environmental Law.

          (d) Except as disclosed in Schedule 3.1.21 hereof, neither the Company nor Microdot UK has been identified as a potentially responsible party at any federal or state National Priority List ("Superfund") site.

     3.1.22    Customers and Suppliers.

Schedule 3.1.22 attached hereto and made a part hereof contains a list setting forth the 10 largest customers of the Company, by dollar amount, over the eight fiscal months ended July 2, 2000, and the 10 largest suppliers of the Company, by dollar amount, over the eight fiscal months ended July 2, 2000. All purchase and sale orders and other commitments for purchases and sales made by the Company and Microdot UK have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customers or any of their respective representatives other than payments to such suppliers or the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business. The Company and Microdot UK does not have any obligation to accept returns of products in excess of the reserve for returns set forth in the Contract Net Asset Statement.

     3.1.23    Product Warranty.

Each product manufactured, sold, leased, or delivered by the Company and Microdot UK has been in conformity with all applicable material contractual commitments and all express and implied warranties, and the Company and Microdot UK do not have any material liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith (not covered by insurance), subject only to the reserves set forth on the Contract Net Asset Statement. No product manufactured, sold, or delivered by the Company or Microdot UK is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and condition of sale. Schedule 3.1.23 attached hereto and made a part hereof includes copies of the standard terms and conditions of sale for the Company and Microdot UK (containing applicable guaranty, warranty and indemnity provisions).

     3.1.24    Certain Agreements.

Except as listed on Schedule 3.1.24 attached hereto and made a part hereof, all Material Contracts, Real Property Leases, Personal Property Leases and all other contracts and agreements of the Company and Microdot UK, including, without limitation, open sales orders and unfilled purchase orders (collectively, the "Commitments") are fully transferable without the consent of any third party and the Shareholder and the Company have no knowledge of any material default or claimed or purported or alleged material default or state of facts which, with notice or lapse of time or both, would constitute a material default on the part of any party in the performance of any obligation to be performed or paid by any party under the Commitments, and have not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance or payment under the Commitments.

     3.1.25    Inventory.

The Inventory reflected in the most recent financial statements is carried at an amount not in excess of the lower of cost or net realizable value. The Inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, or not usable or saleable in the ordinary course of business of the Company and Microdot UK as heretofore conducted, subject to inventory valuation reserves.

     3.1.26    Notes and Accounts Receivable.

All notes and accounts receivable of the Company and Microdot UK are reflected properly on their respective books and records, are valid and existing receivables which arose in the ordinary course of business and are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances, conditions enforceable by third parties, or counterclaims, are current and collectible in accordance with their terms at their recorded amounts, subject to the reserves set forth in the Contract Net Asset Statement as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

     3.1.27    Powers of Attorney.
There are no powers of attorney executed on behalf of the Company or Microdot
UK.

     3.1.28    Bank Accounts; Safe Deposit Boxes.

Schedule 3.1.28 attached hereto and made a part hereof sets forth a complete and correct list of each account with any bank, trust company, securities broker or other financial institution with which the Company or Microdot UK has any account and all safe deposit boxes maintained by the Company or Microdot UK, the identifying numbers or symbols thereof, and the name of each person authorized to draw thereon or to have access thereto.

     3.1.29    Guaranties.

Except as set forth in Schedule 3.1.29 attached hereto and made a part hereof, the Company and Microdot UK is not a guarantor for any liability or obligation (including indebtedness) of any third party.

        3.1.30 Certain Business Relationships with the Company or its Subsidiaries.

Except as set forth in Schedule 3.1.30 attached hereto and made a part hereof, none of the Shareholder has been involved in any business arrangement or relationship with the Company or Microdot UK within the past 12 months, and none of the Shareholder owns any asset, tangible or intangible, which is used in the business of any of the Company or Microdot UK.

     3.1.31    Undisclosed Liabilities.

The Company and Microdot UK have no liabilities, whether accrued, absolute, contingent or otherwise, which are material to the Company or Microdot UK taken as a whole, except (i) to the extent reflected or reserved for on the October 31, 1999 balance Sheet which were required to be reserved for or reflected thereon in accordance with GAAP, (ii) liabilities incurred in the normal and ordinary course of business of the Company since October 31, 1999, (iii) liabilities disclosed in Schedule 3.1.31 attached hereto and made a part hereof and in the other Schedules attached hereto, or (iv) liabilities disclosed in this Agreement.

     3.1.32    Restrictions on Business Activities.

Except for this Agreement or as set forth in Schedule 3.1.32 attached hereto and made a part hereof, to the best knowledge of the Company and the Shareholder, there is no agreement, judgment, injunction, order or decree binding upon the Company or Microdot UK which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or Microdot UK, acquisition of property by the Company or Microdot UK, or the conduct of business by the Company or Microdot UK as currently conducted or as proposed to be conducted by the Company or Microdot UK.

     3.1.33    Subsidiaries.

Microdot UK is the only subsidiary of the Company. All of the issued and outstanding shares of capital stock of Microdot UK have been duly authorized and are validly issued, fully paid, and non-assessable. The Company holds of record and owns beneficially all of the outstanding shares of Microdot UK, free and clear of liens, encumbrances, restrictions and claims of any kind. There are no outstanding or authorized options, rights, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments of any character that could require any of the Company or Microdot UK to issue, sell, transfer, or otherwise dispose of any capital stock of Microdot UK or that could require Microdot UK to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to Microdot UK. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Microdot UK. Neither the Company nor Microdot UK controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association which is not a subsidiary.

     3.1.34    Federal Tax Identification Number.

The Company's Federal Tax Identification Number is 95-448-1793.

  3.1.35    Approvals, etc.
            --------------

All consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by the Shareholder and the Company of this Agreement and the valid sale and delivery of the Shares have been obtained or will be obtained prior to the Closing Date.

     3.1.36    Title to Shares.

Except as set forth in Schedule 3.1.36 attached hereto and made a part hereof, the Shareholder is the record and beneficial owner of and has good and valid title to the Uni-Star Shares, free and clear of any liens, pledges, charges, security interests, encumbrances, title retention agreements, adverse claims or options, and upon the delivery of and payment for the Uni-Star Shares at the Closing as provided for herein, the U.S. Purchaser will acquire good and valid title thereto, free and clear of any liens, pledges, charges, security interests, encumbrances, title retention agreements, adverse claims or options. Except as set forth in Schedule 3.1.36 attached hereto and made a part hereof, the Company is the record and beneficial owner of and has good and valid title to the Microdot UK Shares, free and clear of any liens, pledges, charges, security interests, encumbrances, title retention agreements, adverse claims or options, and upon the delivery of and payment for the Microdot UK Shares at the Closing as provided for herein, the U.K. Purchaser will acquire good and valid title thereto, free and clear of any liens, pledges, charges, security interests, encumbrances, title retention agreements, adverse claims or options.

     3.2    DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.
Except as expressly set forth in Sections 3.1 and 3.2 hereof, the Shareholder and the Company disclaim all other representations and warranties, whether expressed or implied.

     3.3    DEFINITION OF "BEST KNOWLEDGE".

For purposes of this Agreement, the term "to the best knowledge of the Shareholder and the Company" or other term of similar import means that the officers of the Company and the Shareholder, as the case may be, have no actual knowledge that the representation or warranty is untrue in any material respect.

         ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

     4.1    REPRESENTATIONS AND WARRANTIES.

The Purchasers represents and warrants to the Shareholder and the Company as follows:

     4.1.1    Organization and Standing.

The U.S. Purchaser is a corporation duly incorporated, organized, and validly existing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The U.K. Purchaser is a company duly incorporated, organized, and validly existing under the laws of England and Wales and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder.

  4.1.2    Authorization.

All corporate and other proceedings required to be taken on the part of the Purchasers, including, without limitation, all action required to be taken by the directors or shareholders of the Purchasers to authorize the Purchasers to enter into and carry out this Agreement and to purchase the Shares hereunder, have been, or prior to the Closing will be, duly and properly taken. This Agreement has been duly executed and delivered by the Purchasers and is the valid and binding obligation of the Purchasers enforceable against them in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

     4.1.3    Compliance.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon satisfaction of the conditions set forth in Article 7 hereof, will not:

          a) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the certificate of incorporation or by-laws of either of the Purchasers, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which either of the Purchasers or any of their subsidiaries or affiliates is bound, or by which any of its or their properties or assets may be affected; or

          (b) violate any rule, regulation, writ, injunction, order or decree of any court, administrative agency or governmental body.

     4.1.4    Investment Only.

The Purchasers are purchasing the Shares solely for their own account for investment purposes only and not with a view to the distribution or resale thereof. The Purchasers will not sell or transfer any of the Shares (or any securities issued in substitution, reclassification or recapitalization) in violation of applicable federal or state securities laws.

     4.1.5    Litigation.

There are no actions, suits, proceedings or investigations pending, or to the Purchasers' best knowledge, threatened which question the validity of this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated herein.

     4.1.6    Brokers, Finders.

Neither of the Purchasers has not retained any broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.

     4.1.7    Approvals, etc.

All consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by the Purchasers of this Agreement and the consummation of the transactions contemplated hereby have been obtained or will be obtained prior to the Closing Date.

     4.1.8    Financial Condition.

Each of the Purchasers has the financial capabilities to fully meet and perform all of its obligations under this Agreement.

     4.1.9    Knowledge of Breaches of Agreement.

As of the date hereof, neither of the Purchasers has any knowledge that any of the representations and warranties of the Shareholder and the Company contained in Article 3 of this Agreement are untrue in any material respect, or that either of the Shareholder or the Company is in material breach of any of its obligations hereunder.

                     ARTICLE 5.  COVENANTS AND AGREEMENTS.

     5.1    Employees.

     5.1.1    Employment Status.

The Shareholder, the Company and the Purchasers agree that the sale of the Shares shall cause no change in the status of the employment of Employees of the Company and Microdot UK as the same existed immediately prior to the Closing Date, except for those individuals who are officers of the Shareholder, whose status with the Company and Microdot UK will terminate as of the Closing. For purposes of this Agreement, "Employees" shall include all employees of the Company and Microdot UK, both salaried and hourly, who are active employees of the Company or Microdot UK on the Closing Date.

     5.1.2    Welfare Plans for Employees.

The U.S. Purchaser and the U.K. Purchaser shall extend coverage under their welfare benefit plans to the Employees of the Company and Microdot UK, respectively, without any waiting periods, without any evidence of insurability and without application of any pre-existing condition limitations, except to the extent any such Employees remain subject thereto under the Company's or Microdot UK's comparable welfare plan immediately prior to the Closing Date. The Purchasers and their welfare plans shall count health care plan expenses and other claims incurred by Employees (and their dependents) during the calendar year in which the Closing Date occurs and on or prior to the Closing Date for purposes of plan year deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations to the same extent as applicable under the Company's or Microdot UK's plans as in effect immediately prior to the Closing Date. The Shareholder and the Company agree to cooperate with the Purchasers in the transmission of such relevant data to the Purchasers and their claims administrators.

     5.1.3    401(k) Plan.

On or prior to the Closing Date, the Shareholder shall cause all matching contributions made by the Company or the Shareholder with respect to the Employees of the Company pursuant to the Code Section 401(a) and 401(k) plan established by the Shareholder (the "Shareholder's 401(k) Plan") to become vested as of the Closing. The U.S. Purchaser shall establish or designate, or shall cause to be established or designated, a defined contribution Code Section 401(a) and 401(k) plan (the "U.S. Purchaser's 401(k) Plan") that will provide benefits to Employees of the Company beginning as of the Closing Date, to the extent the Employee has met the eligibility requirements of the U.S. Purchaser's plan. The U.S. Purchaser's 401(k) Plan shall accept rollovers from the Shareholder's 401(k) Plan (including rollovers of any outstanding participant loans on a basis on which the substantive terms of such loans will not change) for all Employees of the Company who elect to make rollover contributions to the U.S. Purchaser's 401(k) Plan. No provision of this Agreement shall constitute a limitation on the right of the U.S. Purchaser to amend, modify or terminate after the Closing Date the U.S. Purchaser's 401(k) Plan.

     5.1.4  Liability with Respect to Certain Benefit Obligations.

Except for the liabilities, responsibilities, and obligations set forth in the Company's or Microdot UK' pension plans (identified by an asterisk in Schedule
3.1.17 attached hereto and made a part hereof), which plans shall on the Closing Date continue to be the responsibility of the Company and Microdot UK, the Shareholder shall assume all liabilities, responsibilities and obligations under the Plans with respect to any amounts payable or benefits to be provided to any Employee or former Employee or any beneficiary thereof for payments, services, benefits, materials or supplies incurred, provided or received thereunder by any Employee or former Employee or beneficiary thereof prior to the Closing Date, except for those amounts reflected on the Final Net Asset Statement. In addition, and without in any way limiting the Shareholder's obligations hereunder, the Shareholder shall be responsible for all costs arising from or related to the vesting or acceleration of benefits under the Shareholder's 401(k) Plan. The Purchasers shall assume liability for, or cause the Company and Microdot UK to assume liability for or remain liable for, employee benefits in respect of Employees and their beneficiaries, which benefits relate to services rendered after the Closing Date. Anything herein to the contrary notwithstanding, the Purchasers may, but need not, in its sole discretion, assume on or after the Closing Date some or all of the liabilities, responsibilities or obligations under one or more of the Plans.

     5.1.5    Required Documentation.

In connection with the implementation of this Section 5.1, the Shareholder and the Purchasers shall cooperate, and the Shareholder or the Purchasers, as the case may be, shall cause the Company and Microdot UK to cooperate, in the preparation and filing of all documentation required to be filed with any applicable governmental agency or authority.

     5.2  PERFORMANCE OF THE COMPANY'S AND MICRODOT UK'S OBLIGATIONS.

The Purchasers agree to cause the Company and Microdot UK to perform and fulfill all obligations and commitments of the Company existing as of the Closing Date or thereafter incurred, all in accordance with this Agreement.

     5.3    REASONABLE BEST EFFORTS TO CLOSE.

During the period commencing on the date of the execution of this Agreement and continuing until the Closing Date, the Purchasers and the Shareholder shall use their reasonable best efforts to comply promptly with all requests or requirements which applicable federal or state law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement, and to consummate such transactions as promptly as practicable. The reasonable best efforts of the Purchasers and the Shareholder shall include, without limitation, good faith response, in cooperation with each other, to all requests for information, documentary or otherwise, by any governmental agency.

     5.4    DISCLOSURES.

Except as required by law or occurring after the Closing, neither the Shareholder nor the Purchaser, without the prior written consent of the other, will make any press release or any similar public announcement concerning the transactions contemplated hereby. Except as required by law or occurring after the Closing, no written or oral announcement or private disclosure with respect to the transactions contemplated hereby will be made to any person unrelated to the Shareholder or the Purchaser unless jointly approved by the holders of a majority of the Shares and the Purchaser. If disclosure is required by law, the disclosing party shall consult in advance with the other party and attempt in good faith to reflect such other party's concerns in the required disclosure. Notwithstanding the foregoing, the parties anticipate that the Shareholder will make a public announcement concerning the transaction contemplated by this Agreement promptly after the execution and delivery of this Agreement, which announcement shall be subject to the approval of the U.S. Purchaser (which shall not be unreasonably denied or delayed).

     5.5    BOOKS, RECORDS AND INFORMATION.

     5.5.1 The Purchasers agree that all documents delivered to either of the Purchasers by the Shareholder or the Company pursuant to this Agreement and all documents of the Company and Microdot UK shall after the Closing be open for inspection by representatives of the Shareholder after prior written notice at any time during regular business hours for reasonable and necessary purposes until such time as documents are destroyed or possession thereof is given to the other party as provided for in Section 5.5.2 hereof and that the Shareholder may during such period at their expense make such copies thereof as they may reasonably request. The Shareholder agree that all documents that are retained by the Shareholder after the Closing Date and that are related to the Company or Microdot UK shall be open for inspection by representatives of the Purchasers at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section 5.5.2 hereof and that the Purchasers may during such period at its expense make such copies thereof as it may reasonably request.

     5.5.2 Without limiting the generality of Section 5.5.1 hereof, for a period ending on the sixth anniversary of the Closing Date, neither of the Purchasers nor the Shareholder shall destroy or give up possession of any item referred to in Section 5.5.1 hereof without first offering to the other, or in the case of the Company or Microdot UK, to the Shareholder, the opportunity, at such other's expense (but without any other payment), to obtain the same. Thereafter each party shall be free to dispose of them as it deems fit.

     5.5.3 The Purchasers shall use reasonable efforts to afford the Shareholder access to employees who were previously employees of the Shareholder, or the Company or Microdot UK and remain in the employ of the Company or Microdot UK, or the Purchasers or their affiliates, as the

Shareholder shall reasonably request for their proper corporate purposes, including, without limitation, the defense of legal proceedings or tax audits. Such access may include interviews or attendance at depositions or legal proceedings. All out-of-pocket expenses reasonably incurred by the Purchasers in connection with this Section 5.5.3 shall be paid or promptly reimbursed by the Shareholder; such reimbursement shall include the cost on a pro rata basis of the salary or wages and benefits of the employee involved, if any, to the extent the time involved is in excess of five business days per year.

     5.6    TAX MATTERS.

     5.6.1  Except to the extent Taxes are reserved for on the Final Net
Asset Statement, the Shareholder shall indemnify and hold harmless each of the Purchasers, the Company and Microdot UK (i) for any and all Taxes of the Company and Microdot UK with respect to all taxable periods of the Company and Microdot UK ending on or prior to the Closing Date, (ii) all Taxes allocated to the Shareholder pursuant to Section 5.6.2 hereof, and (iii) any losses, damages, assessments, settlements, judgments or reasonable costs and expenses, arising out of or incident to the imposition, assessment or assertion of any such Taxes described in clauses (i) and (ii) above, including those incurred in connection with the assertion or defense of any claim or assessment for such Taxes (collectively, "Other Amounts").

     5.6.2 If, with respect to any Tax, the taxable period of the Company or Microdot UK does not terminate on the Closing Date, the Tax (whether based on income, capital, ownership of property or otherwise) attributable to the taxable period of the Company and Microdot UK that includes the Closing Date shall be allocated to (i) the Shareholder for the period up to and including the Closing Date; and (ii) the applicable Purchaser for the period subsequent to the Closing Date. The Purchasers shall be further liable for all Taxes reserved for on the Final Net Asset Statement. The Purchasers shall indemnify and hold harmless the Shareholder and its affiliates with respect to all Taxes allocated to either of the Purchasers pursuant to this Section 5.6.2 and all Other Amounts related thereto. Any indemnification hereunder shall be subject to the procedures set forth in Section 9.4 hereof. For purposes of this section, Taxes for the period up to and including the Closing Date shall be determined on the basis of a closing of the books as of the Closing Date, except that any Tax imposed annually based on ownership of assets on a particular date, or any similar tax, shall be prorated to the period prior to and including the Closing Date and the period thereafter.

     5.6.3 The Shareholder shall prepare or cause to be prepared in a manner consistent with past practice, and timely file or cause to be timely filed, all Tax Returns of the Company and Microdot UK with respect to periods ending on or before or including the Closing Date. In the case of Tax Returns of the Company or Microdot UK for periods beginning on or before and ending after the Closing Date, or any other Tax Returns which are required to be signed after the Closing Date by an officer of the Company or Microdot UK or which are required to be signed by either of the Purchasers, such Tax Returns shall be provided to the applicable Purchaser , at least twenty (20) days before such Tax Returns are required to be filed, together with all workpapers utilized in allocating Taxes reported thereon between the period up to and including the Closing Date and period subsequent to the Closing Date.

     5.6.4 Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company or Microdot UK, or otherwise asserts a claim, makes an assessment, or disputes the amounts of Taxes for which the Shareholder is or may be liable under this Agreement, the Purchasers shall promptly inform the Shareholder. The failure of the Purchaser to notify the Shareholder promptly shall not relieve the Shareholder of any obligations under this Agreement except to the extent such failure materially prejudices the Shareholder's ability to defend the claim. The Shareholder shall have the exclusive right to control, at its cost, any resulting proceedings. The Purchasers shall have the right to participate at their own expense in the proceedings. The Shareholder may settle any such claim, assessment, or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Shareholder is liable under this Agreement, only with the prior consent of the applicable Purchaser, which consent shall not be unreasonably withheld. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company or Microdot UK, or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes for which either of the Purchasers is or may be liable under this Agreement, the Shareholder shall promptly inform the applicable Purchaser. The Purchasers shall have the exclusive right to control, at their cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment, or dispute, except to the extent such proceedings or determinations affect the amount of Taxes for which the Shareholder is liable under this Agreement.

     5.6.5 The Purchasers and the Shareholder shall provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information which may be relevant to such Return, audit, or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expense incurred in providing such assistance. Without limiting in any way the foregoing provisions of this Section 5.6.5, the Purchasers agree that they will retain, until the appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, work schedules and other records or information which it possesses and which may be relevant to such Returns of the Company and Microdot UK for all taxable periods ending on or prior to the Closing Date, and that such records shall be maintained until the expiration of the applicable statute of limitations, including any extensions thereof. The Purchasers will not destroy or otherwise dispose of such records without first providing the Shareholder a reasonable opportunity to review and copy such records.

     5.6.6 Any and all Tax sharing agreements or practices among or between the Company and Microdot UK on the one hand and the Shareholder or any of its affiliates on the other hand shall be terminated as of the Closing Date and no payments relating thereto shall be made subsequent to the Closing Date.

     5.6.7 All powers of attorney authorizing any party to represent the Company or Microdot UK with respect to Taxes shall be terminated on or before the Closing Date.

     5.6.8 At the Closing, the Shareholder shall furnish the U.S. Purchaser with an affidavit from the Shareholder, as described in Section 1445(b)(2) of the Code, signed under penalty of perjury, containing the Shareholder's United States taxpayer identification number, address, and a statement that the Shareholder is not a foreign person.

     5.6.9 Except as otherwise expressly permitted by the terms of this Agreement, neither the Company nor Microdot UK shall, without the prior written consent of the applicable Purchaser, make any election regarding Taxes that applies to or affect periods after the Closing Date, execute any waiver of restrictions on assessment or collection of any Tax, or settle or compromise any claim regarding any Tax liability that applies to or affect periods after the Closing Date.

     5.6.10 The Company and the Shareholder shall join with the Purchasers in making a Section 338(h)(10) Election and any corresponding elections under state, local and foreign tax law with respect to the purchase and sale of the stock of the Company (and, if requested by Purchasers, the Shareholder shall cooperate with the Purchasers' Section 338(g) Election with respect to Microdot
UK). The Purchasers and the Shareholder shall cooperate fully with each other in making such Section 338(h)(10) Election (and, if requested by Purchasers, such Section 338(g) Election with respect to Microdot
UK). In particular, and not by way of limitation, the Purchasers and the Shareholder shall jointly execute necessary copies of Internal Revenue Service Form 8023 (or any successor or corresponding form or report) and all attachments required to be filed therewith pursuant to applicable regulations with respect to the purchase and sale of the stock of the Company (and, if requested by Purchasers, shall execute any forms that may be necessary in connection with a
Section 338(g) Election with respect to Microdot UK). The Shareholder also shall pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election with respect to the purchase and sale of the stock of the Company, including, but not limited to, (a) any Tax imposed under Treas. Reg.
(S) 1.338(h)(10)-1T(d)(2), Treas. Reg. (S) 1.1502-6, or (b) any state or local
Tax imposed on the Company as a result of the Section 338(h)(10) Election. The Purchasers shall have an option to make an actual or deemed election under either Section 338(g) of the Code for Microdot UK under federal, state, local or foreign laws (a "Microdot Election"), provided that within 60 days after the Closing, the Purchasers shall have notified the Shareholder that the Purchasers have a reasonable likelihood of exercising their option to make a Microdot Election. If the Purchasers deliver such a notice to the Shareholder, the Purchasers and the Shareholder shall cooperate with each other to determine the amount of Additional Tax (as defined below), if any, that would be payable by the Shareholder as a result of the Purchasers making a Microdot Election, and in any event, the Shareholder shall deliver to the Purchasers, within 60 days after its receipt of such notice from the Purchasers, the Shareholder's determination of the amount of such Additional Tax, if any. The Purchaser shall not exercise its option to make a Microdot Election until the earlier of (i) its receipt of the Shareholder's determination of the amount of such Additional Tax, if any, payable as a result of a Microdot Election and (ii) 60 days after delivery by the Purchasers of notice to the Shareholder that the Purchasers have a reasonable likelihood of exercising their option to make a Microdot Election. If the Purchasers thereafter exercise their option to make a Microdot Election, the Purchasers shall indemnify the Shareholder for any Additional Taxes that are attributable to such Microdot Election, provided that the Purchasers shall not be obligated to indemnify the Shareholder for any Additional Taxes (x) in the event the Shareholder does not provide the Purchasers with its determination of Additional Taxes within such 60-day period, or (y), in the event the Shareholder does provide such notice to the Purchasers, in excess of the amount set forth as such Additional Taxes in the Shareholder's notice to the Purchasers. For purposes hereof, "Additional Taxes" shall mean (i) the amount by which the Taxes of the Company and Microdot UK are increased for periods ending on or prior to the

Closing Date as a result of the Purchasers' Microdot Election and (ii) the amount by which the Taxes of the Shareholder (and its affiliates) are increased for any period as a result of the Purchasers' Microdot Election. The Purchasers shall make any such indemnification payment to the Shareholder on the date that any such Taxes are required to be paid by the Shareholder.

     5.6.11 The Purchasers shall promptly pay to the Shareholder an amount equal to any refund of Taxes (together with any interest or other amounts refunded in respect thereof) that is received by, or that is applied for the benefit or at the direction of, the Purchaser, the Company or Microdot UK, and that is for, or allocable to, a period with respect to which the Shareholder is responsible for Taxes hereunder, whether such Taxes were paid by the Shareholder or were reserved for on the Final Net Asset Statement.

     5.7    NON-COMPETITION AGREEMENT.

The Shareholder shall enter into a Non-Competition Agreement with the U.S. Purchaser in the form attached hereto and made a part hereof as Schedule 5.7.

     5.8    SUBSTITUTION OF GUARANTY.

The U.S. Purchaser shall use all commercially reasonable efforts to obtain the substitution of the Shareholder by the U.S. Purchaser as the guarantor of the Company's obligations under the Company's equipment loan with CIT, and shall indemnify the Shareholder from any liability if the Company does not perform its obligations with respect to such loan after the Closing.

               ARTICLE 6.  CONDUCT OF BUSINESS PENDING CLOSING.

     6.1    CONDUCT OF BUSINESS PENDING CLOSING.

The Shareholder and the Company agree that, pending the Closing:

     6.1.1    Conduct of Business in Ordinary Course.

The Shareholder shall cause the Company to conduct its business in a manner consistent with the past practices of the Company and Microdot UK, and the Shareholder shall cause the Company and Microdot UK not to engage in any transactions out of the ordinary course of business. Furthermore, except as may otherwise be required under, or contemplated by, this Agreement, the Shareholder shall cause the Company and Microdot UK not to do any of the following without the prior consent of the Purchaser:

                (i) incur or permit to be incurred any obligation or other liabilities (exclusive of health and property insurance premiums) in excess of $25,000 except for inventory purchases in the normal and ordinary course of business consistent with past practice;

                (ii) voluntarily permit to be incurred any lien or encumbrance on any of the assets of the Company or Microdot UK;

                (iii) increase the compensation payable or to become payable to any of the employees of the Company or Microdot UK, except for increases in the ordinary course and consistent with past practice, or otherwise enter into or alter any employment, consulting, or service agreement, in each case that is not terminable on 30 days notice or less;

                (iv) commence, enter into, or alter any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retirement, or incentive plan or any fringe benefit plan for employees of the Company or Microdot UK;

                (v) sever or terminate any employees of the Company or Microdot UK except for cause in the ordinary course of business;

                (vi) make or commit to any capital expenditure in excess of $25,000 or make or commit to such expenditures which would, in the aggregate, exceed $50,000; or

                (vii) make any Tax election, execute any waiver of restrictions on assessment or collection of any Tax, or settle or compromise any Tax liability.

     6.1.2    No Changes to Organization Documents.

No change will be made to the organization documents of the Company or Microdot UK.

     6.1.3    Changes to Capital Stock.

No issuance, sale, pledge, disposition or encumbrance of, or authorization of the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in the Company or Microdot UK will be made.

     6.1.4    Dividends.

No dividends or other distributions or payments will be declared, set aside, made or paid in respect of the capital stock of the Company or Microdot UK, except for any dividend or distribution payable in cash which will not cause the Final Net Assets to be less than the Contract Net Assets, or as contemplated by Section 2.2 hereof.

            ARTICLE 7.  CLOSING DATE, CONDITIONS AND TRANSACTIONS.

     7.1    CLOSING DATE AND PLACE.

The consummation of the sale and purchase of the Shares contemplated by this Agreement (the "Closing") will take place at the offices of the U.S. Purchaser at 307 Constitution Drive, Menlo Park, California, at 10:00 A.M. West Coast time on July 28, 2000 or at such other date and time as may be mutually agreeable to the parties hereto (the "Closing Date"). The parties agree that the Closing can be accomplished by facsimile and overnight deliveries of documents.

          At the Closing, (i) the Company will deliver to the U.K. Purchaser certificates representing all of the Microdot UK Shares duly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in favor of the U.K. Purchaser or its nominee as the U.K. Purchaser may have directed prior to the Closing, (ii) the Company will pay a dividend or make a distribution to the Shareholder in an amount equal to the U.K. Purchase Price, and (iii) the Shareholder will deliver to the U.S. Purchaser certificates representing all of the Uni-Star Shares duly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in favor of the U.S. Purchaser or its nominee as the U.S. Purchaser may have directed prior to the Closing. At the Closing, the U.K. Purchaser will deliver the U.K. Purchase Price to the Company as provided in Section 2.1 hereof and the U.S. Purchaser will deliver (i) $500,000 to Congress Financial Corporation (New England) ("Congress Financial") in accordance with the written payoff letter from Congress Financial delivered by the Shareholder to the U.S. Purchaser and
(ii) the balance of U.S. Purchase Price (i.e., the U.S. Purchase Price minus the $500,000 delivered to Congress Financial) to the Shareholder as provided in
Section 2.1 hereof. The U.S. Purchaser and the U.K. Purchaser shall be jointly and severally liable for each other's obligations hereunder.

     7.2    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER.

The obligations of the Purchasers under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by the Purchasers:

     7.2.1    No Injunctive Proceedings.

No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits either of the Purchasers' ownership of the Shares shall have been issued and remain in effect (provided that the Purchasers have acted in accordance with the requirements of Section 5.3 hereof).

     7.2.2    Representations and Warranties.

All representations and warranties of the Company and/or the Shareholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except (i) as otherwise contemplated by this Agreement, and (ii) that no representation or warranty of the Company and/or the Shareholder shall be deemed to be untrue or incorrect by reason of any transaction that conforms to the requirements of Article 6 hereof.

     7.2.3    Performance of Agreements; Instruments of Transfer.

The Company and the Shareholder shall have fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by the Company and the Shareholder pursuant to the terms hereof on or prior to the Closing Date and the Shareholder and the Company shall have tendered to the Purchasers the Shares and other documents, instruments and certificates required by Article 8 hereof.

     7.2.4    Compliance Certificate.

The Company and the Shareholder shall have delivered to the Purchasers their certificates, dated the Closing Date, executed on their behalf by their respective duly authorized representatives, as to the fulfillment of the conditions set forth in Sections 7.2.2 and 7.2.3 hereof.

     7.2.5    Material Adverse Effect.

There shall not have been any Material Adverse Effect from the date hereof to the Closing Date in the financial condition or operations of the Company.

     7.2.6    Opinion of Counsel.

The Purchasers shall have received the opinion of Shapiro Foreman & Allen LLP, counsel for the Company and the Shareholder, in the form set forth in Schedule
7.2.6 attached hereto and made a part hereof.

     7.2.7    Consents, etc.

All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the Closing shall have been obtained and be in full force and effect.

     7.2.8    Release of Liens.

The U.S. Purchaser shall have received a letter agreement executed by Congress Financial and each of the Shareholder's affiliates that is a borrower under the credit facility provided to the Shareholder and such affiliates by Congress Financial, confirming that upon receipt of the $500,000 wire transfer described in Section 7.1 hereof all liens and security interests on the property of the Company in favor of Congress Financial shall terminate.

     7.2.9    Affidavit.

The Shareholder shall have delivered to the U.S. Purchaser the duly executed affidavit set forth in Section 5.6.8 hereof.

     7.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SHAREHOLDER AND THE COMPANY.

The obligations of the Shareholder and/or the Company under this Agreement are subject to the fulfillment prior to the Closing of each of the following conditions, any one or more of which may be waived by the Shareholder and the
Company:

     7.3.1    No Injunctive Proceedings.

No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits the Purchasers' ownership of the Shares shall have been issued and remain in effect (provided that the Shareholder and the Company have acted in accordance with the requirements of Section 5.3 hereof).

     7.3.2    Payment.

The Purchasers shall have delivered to the Shareholder and the Company the payments provided for in Section 2.1 hereof and all other payments required to be made by the Purchasers on the Closing Date pursuant to the terms hereof.

     7.3.3    Representations and Warranties.

All representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

     7.3.4    Performance of Agreements; Instruments of Transfer.

The Purchasers shall have fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by the Purchasers on or prior to the Closing Date and shall have tendered to the Shareholder the documents, instruments and certificates required by Article 8 hereof.

     7.3.5    Compliance Certificate.

The Purchasers shall have delivered to the Shareholder its certificate, dated the Closing Date, executed on their behalf by their respective duly authorized representatives, as to the fulfillment of the conditions set forth in Sections
7.3.3 and 7.3.4 hereof.

     7.3.6    Opinion of Counsel.

The Shareholder shall have received the opinion of Stephen E. Creager, Associate General Counsel of the U.S. Purchaser, in the form set forth in Schedule 7.3.6 attached hereto and made a part hereof.

     7.3.7    Consents, etc.

All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the Closing shall have been obtained and be in full force and effect.

     7.4    NON-COMPLIANCE WITH AND TERMINATION OF THIS AGREEMENT.

          (a) Each of the parties hereto agrees to use its reasonable efforts to bring about the satisfaction of the conditions required to be performed by it hereunder prior to and at the Closing, including, without limitation, compliance with the requirements of Section 5.3 hereof.

          (b) This Agreement may be terminated at any time prior to the Closing without any liability of any party to any other party:

          (i) by the mutual agreement of the Shareholder, the Company, and the Purchasers provided, such termination is set forth in writing executed by both parties;

          (ii) by the Purchasers, if any of the conditions specified in Section
7.2 hereof shall not have been met by August 31, 2000 and shall not have been waived in writing by the Purchasers; or

          (iii) by the Shareholder and the Company, if any of the conditions set forth in Section 7.3 hereof shall not have been met by August 31, 2000 and shall not have been waived in writing by the Shareholder.

                        ARTICLE 8.  CLOSING DOCUMENTS.

     8.1    THE SHAREHOLDER' OBLIGATIONS.

At the Closing, the Shareholder shall deliver to the Purchasers the following:

     8.1.1    Resolutions.

Copies of resolutions of the Company and the Shareholder certified by the Secretary or Assistant Secretary of the Company or the Shareholder, as the case may be, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     8.1.2    Share Certificates.

Certificates representing the Shares, duly endorsed in blank or accompanied by an appropriate stock power.

     8.1.3    Books and Records.

The Company's and Microdot UK' corporate minute books, seals and stock ledger books.

     8.1.4    Resignations.

Resignations of those officers and directors of the Company who are not employees of the Company or Microdot UK.

     8.1.5    Compliance Certificate.

The certificate required by Section 7.2.4 hereof.

     8.1.6    Opinion of Counsel.

The opinion of counsel for the Shareholder required by Section 7.2.6 hereof.

     8.1.7    Affidavits.

The affidavits set forth in Section 5.6.8 hereof.

     8.2    THE PURCHASERS' OBLIGATIONS.

At the Closing, the Purchasers shall deliver to the Company and the Shareholder the following:

     8.2.1    Payment.

Funds in the amounts and payable as set forth in Section 2.1 hereof and all other payments required to be made by the Purchasers on or prior to the Closing Date pursuant to the provisions of this Agreement.

     8.2.2    Compliance Certificate.

The certificate required by Section 7.3.5 hereof.

     8.2.3    Opinion of Counsel.

The opinion of counsel for the Purchaser required by Section 7.3.6 hereof.

                         ARTICLE 9.  INDEMNIFICATION.

     9.1    INDEMNIFICATION BY THE SHAREHOLDER.

Subject to the limits set forth in this Article 9, the Shareholder agrees to indemnify, defend and hold the Purchasers and their respective affiliates, officers, directors, employees, agents, successors and assigns (the Purchasers and such persons are collectively hereinafter referred to as the "Purchasers' Indemnified Persons"), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, costs of preparation and investigation, and reasonable attorneys' fees) (collectively, "Losses") that the Purchasers' Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) any breach of any representation or warranty of the Company and/or the Shareholder in this Agreement, any schedule or exhibit hereto, or any certificate or other document delivered pursuant hereto; or (b) the breach of any covenant, undertaking, agreement or other obligation of the Company and/or the Shareholder under this Agreement, any schedule or exhibit hereto, or any certificate or other document delivered pursuant hereto not otherwise waived by the Purchaser.

     9.2    INDEMNIFICATION BY THE PURCHASERS.

Subject to the limits set forth in this Article 9, the Purchasers agrees to jointly and severally indemnify, defend and hold the Shareholder and its successors and assigns (the Shareholder and such persons are hereinafter collectively referred to as the "Shareholder's Indemnified Persons"), harmless from and against any and all Losses that the Shareholder' Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) any breach of any representation or warranty of the Purchasers in this Agreement, any schedule or exhibit hereto, or any certificate or other document delivered pursuant hereto; or (b) the breach of any covenant, undertaking, agreement or other obligation of the Purchasers under this Agreement, any schedule or exhibit hereto, or any certificate or other document delivered pursuant hereto not otherwise waived by the Shareholder.

     9.3  SURVIVAL OF REPRESENTATIONS, AND WARRANTIES; DEDUCTIBLE.

The several representations and warranties of the parties contained in this Agreement or in any document delivered pursuant hereto and the parties' right to indemnity in accordance with this Article 9 shall survive the Closing Date and shall remain in full force and effect thereafter until December 31, 2001, and shall be effective with respect to any breach thereof, notice of which shall have been duly given within such period in accordance with Section 9.4 hereof, after which period they shall terminate and be of no further force or effect. Notwithstanding the foregoing, the Purchaser may give notice of, and make a claim relating to, and shall be indemnified in connection with (i) the breach of the representations and warranties contained in Section 3.1.9 hereof and the covenants contained in Section 5.6 hereof, at any time prior to 60 days after the expiration of the appropriate statute of limitations or any extensions thereof with respect to all taxable periods of the Company ending on or prior to the Closing Date or referred to in Section 5.6.2 hereof, (ii) any breach of the representations and warranties contained in Section 3.1.21 hereof for a period of ten years after the Closing Date after which ten-year period it shall terminate and be of no further force or effect, and (iii) the Shares and the ownership thereof, at any time. Except as provided in Section 9.6, anything to the contrary contained herein notwithstanding, neither party shall be entitled to any recovery from the other party with respect to any inaccuracy or breach of such warranties or representations unless and until the amount of such Losses suffered, sustained or incurred by the asserting party, or to which such party becomes subject, by reason of such inaccuracy or breach, shall exceed $100,000 calculated on a cumulative basis and not a per item basis (the "Basket Amount"), and then only with respect to the excess over the Basket Amount, but in no event shall the Shareholder or the Purchaser be liable to the other, in each case, in an aggregate amount in excess of $8,000,000 (the "Cap"). The Basket Amount shall not be applicable to claims arising under Sections 3.1.9, 3.1.36 or 5.6 hereof or to any covenants contained in this Agreement, and the Cap shall not be applicable to claims arising under Sections 3.1.9, 3.1.21, 3.1.36 or 5.6 hereof or to any covenants contained in this Agreement. Notwithstanding anything to the contrary contained in this Section 9.3 to the contrary, the covenants of the parties contained in this Agreement shall survive according to their respective terms.

     9.4    NOTICE AND OPPORTUNITY TO DEFEND.

If there occurs an event which either party asserts is an indemnifiable event pursuant to Sections 5.6, 9.1 or 9.2 hereof, the party seeking indemnification (the "Indemnitee") shall notify the party obligated to provide indemnification (the "Indemnitor") promptly. If such event involves (a) any claim, or (b) the commencement of any action or proceeding by a third person, the Indemnitee shall give the Indemnitor written notice of such claim or the commencement of such action or proceeding. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of 30 days within which to respond thereto. If the Indemnitor accepts responsibility, then the Indemnitor shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnitee, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor will assume and be responsible for the entire liability at issue, subject to the limitations set forth in Section 9.5 hereof. If the Indemnitor does not respond within such 30-day period or rejects responsibility for such matter in whole or in part, the Indemnitee shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnitee under applicable law. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability.
Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee and until such consent is obtained the Indemnitor shall continue the defense of such asserted liability. If, however, the Indemnitee refuses its consent to a bona fide offer of settlement which the Indemnitor wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnitor, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnitor to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept, and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to pursue such matter. The Indemnitor shall be entitled to recover from the

Indemnitee any additional expenses incurred by the Indemnitor as a result of the decision of the Indemnitee to pursue such matter.

     9.5    REDUCTION FOR INSURANCE.

The amount which an Indemnitor is required to pay to, for, or on behalf of and Indemnitee pursuant to this Article 9 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment". If an Indemnitee shall have received, or if an Indemnitor shall have paid on its behalf, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds in respect of such Indemnifiable Loss, then such Indemnitee shall promptly pay to the Indemnitor the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.

     9.6    ENVIRONMENTAL INDEMNIFICATION AND PROCEDURES.

          (a) The Shareholder shall indemnify, defend and hold harmless, subject to the Basket Amount but not subject to the Cap, the Purchasers from and against any and all Losses incurred or suffered by either of the Purchasers to the extent that the Losses arise by reason of, or result from (i) the failure of any representation or warranty of the Company or the Shareholder contained in
Section 3.1.21 to have been true in all material respects when made and as of the Closing Date, (ii) the presence in violation of applicable law of any and all environmental conditions, environmental liabilities or Hazardous Substances at, in, by, from, or related to the Company's or Microdot UK' facilities that arose, commenced, occurred or existed prior to the Closing Date, or (iii) the unlawful Release, recycling, reclamation, incineration, or the arrangement of transportation by the Company or Microdot UK in the operation of their respective businesses of any Hazardous Substances that occur on or before the Closing Date.

          (b) The parties agree that in the event a claim for indemnification is made pursuant to subparagraph (a) above, then, in lieu of the procedures set forth in Section 9.4, the following procedures shall apply:

          In seeking indemnification for a claim under this Section 9.6 ("Environmental Claim"), the applicable Purchaser shall promptly notify the Shareholder of the assertion of any

Environmental Claim in respect of which indemnity may be sought hereunder and will give the Shareholder such information with respect thereto as the Shareholder may reasonably request, but failure to give such notice shall not relieve the Shareholder of any liability hereunder, except to the extent that the Shareholder is prejudiced by such failure to give notice. The Shareholder shall have the right, but not the obligation, exercisable by written notice to the Purchasers within thirty (30) days of receipt of notice from such Purchaser of the Environmental Claim in respect of which indemnity may be sought hereunder, to assume the defense of the Environmental Claim; provided, however, that if any action is required prior to the expiration of the Shareholder's 30-day response period in order to preserve the rights of the applicable Purchaser, such Purchaser shall so notify the Shareholder, and such Purchaser may assume the defense of the Environmental Claim until the Shareholder responds, subject to the right of the Shareholder to control such action as provided below unless the Shareholder provides written notice that it will timely perform such required action. In such event, the Shareholder shall have full control over any actions, including, without limitation, any remedial action, negotiation or litigation and settlement thereof, in connection with any such Environmental Claim, provided that:

          (i) if a remedial action or other action proposed to be taken by the Shareholder in settlement of the Environmental Claim would materially and adversely affect the applicable Purchaser's operation of its business, including any material impairment in its relationships with customers, suppliers, the government, or the general public, such action shall not be taken without such Purchaser's prior written consent (which consent shall not be unreasonably withheld); provided, however, such Purchaser's consent is not required if the Shareholder agrees to compensate such Purchaser for any Losses resulting from the remedial action's effect on such Purchaser's operation of its business;

          (ii) the Shareholder shall not compromise or settle any Environmental Claim unless such compromise or settlement provides only for the payment of money and provides a complete release of the Purchasers from the party asserting the claim and from the Shareholder; and

          (iii) the Purchasers may participate in (but not control) the settlement or defense of an Environmental Claim through counsel chosen by the Purchasers, provided that the fees and expenses of such counsel shall be borne by the Purchasers.

          (c) Notwithstanding anything in this Agreement to the contrary, the Shareholder shall indemnify, defend and hold harmless the Purchasers from and against any and all Losses incurred or suffered by either of the Purchasers to the extent that the Losses (i) arise by reason of, or result from any matters disclosed on Schedule 3.1.7 or Schedule 3.1.21 attached hereto and (ii) are in excess of any amounts reserved therefor in the Final Net Asset Statement. The Shareholder's indemnity pursuant to this Section 9.6(c) shall not be subject to either the Basket Amount or the Cap.

     9.7    WAIVERS BY THE SHAREHOLDER.

          (a) The Shareholder hereby irrevocably waives, to the fullest extent permitted by law, any right including, without limitation, any right of contribution, exoneration, indemnification, reimbursement, subrogation, suretyship or any similar right, that the Shareholder may now have or hereafter acquire against the Company or of any of its Shareholder, affiliates, directors, officers, employees, agents, successors and assigns (each, a "Company Person") that arises from the payment in any respect of any claim for indemnification under this Article 9, and the Shareholder further irrevocably waives any objection, defense, claim, demand or cause of action which the Shareholder ever had, now has or which the Shareholder may hereafter acquire by reason of, arising out of, or in respect of any payment in respect of any claim for indemnification under this Article 9. The Shareholder expressly agrees and covenants, to the fullest extent permitted by law, not to bring, commence, institute, maintain, prosecute or aid or assist in any action or proceeding at law or in equity or otherwise, or any counterclaim, third party claim, or cross-claim against the Company or any Company Person by reason of, arising out of, or in respect of any payment in respect of any claim for indemnification under this
Article 9.

          (b) The Shareholder hereby acknowledges that it makes the waivers and agreements set forth in Subsection (a) above and in Section 10.14 (Waiver of Jury Trial) of this Agreement knowingly and voluntarily, without duress and only after consideration of the ramifications of these waivers with the attorneys for the Shareholder, and that these waivers constitute a material inducement for the Purchaser to enter into and consummate the transactions contemplated by this Agreement.

                          ARTICLE 10.  MISCELLANEOUS.

     10.1    EXPENSES.

Except as otherwise set forth in this Agreement, each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

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

     10.2    NOTICES.

All notices, requests, demands and other communications given hereunder (collectively, "Notices") shall be in writing and delivered personally or by overnight courier to the parties at the following addresses or sent by telecopier, with confirmation received, to the telecopy number specified below:

     10.2.1    If to the Shareholder or the Company at:
               Alpha Technologies Group, Inc.
               11990 San Vincente Boulevard, Suite 350
               Los Angeles, CA 90049
               Attention: Lawrence Butler
               Telecopier No.:  (310) 385-1495

               with a copy to:
               Robert W. Forman, Esq.
               Shapiro Forman & Allen LLP
               380 Madison Avenue, 25th Floor
               New York, NY 10017
               Telecopier No.: (212) 557-1275

     10.2.2    If to the U.S. Purchaser at:
               2901 Fulling Mill Road
               Middletown, PA  17057-3163
               Telecopier No.:  717-592-3043
               Attention:  General Counsel

               with a copy to:
               Tyco International (US) Inc.
               One Tyco Park
               Exeter, NH  03833
               Telecopier No.:  (603) 778-7700
               Attention:  General Counsel

     10.2.3    If to the U.K. Purchaser at:
               Tyco Holdings (UK) Limited
               Tower 42
               The International Financial Centre, 27th Floor
               25 Old Broad Street
               London EC2N 1HQ
               Telecopier No.:  44-207-200-8550
               Attention:  General Counsel

     10.2.4 All Notices shall be deemed delivered when actually received if delivered personally or by overnight courier, sent by telecopier (promptly confirmed in writing), addressed in accordance with Sections 10.2.1, 10.2.2, or 10.2.3 hereof, as the case may be. Each of the parties shall hereafter notify the other in accordance with this
Section 10.2 of any change of address or telecopy number to which notice is required to be mailed.

     10.3    COUNTERPARTS.

This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     10.4    ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

     10.5    HEADINGS.

The headings contained in this Agreement and in the Schedules and Exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.6    ASSIGNMENT; AMENDMENT OF AGREEMENT.

This Agreement shall be binding upon the respective successors and assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of all other parties hereto. This Agreement may be amended only by written agreement of the parties hereto, duly executed and delivered by an authorized representative of each of the parties hereto. Notwithstanding the forgoing, the Purchasers shall have the absolute right to assign this Agreement, in whole or in part, to an affiliate, provided the Purchasers shall remain jointly and severally liable for all of their respective obligations hereunder.

     10.7    GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made in that State, without giving effect to the conflicts of laws principles thereof.

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

     10.8    FAILURE TO CLOSE.

If for any reason this Agreement is terminated prior to the Closing, the Purchasers shall return to the Shareholder all documents and other information, including all originals and all copies thereof, theretofore delivered to the Purchasers by the Shareholder or the Company. The Purchasers shall not retain copies of any such documents or other information, and shall not thereafter for a period of five years disclose to any person for any purpose or use any information conveyed to the Purchasers in connection with the transactions contemplated by this Agreement, except for such information which was: (a) possessed by either of the Purchasers prior to the disclosure thereof by the Shareholder or the Company; (b) disclosed to either of the Purchasers by an independent third party without a violation of any obligation of confidentiality on the part of such third party to the Shareholder or the Company; or (c) ascertainable from public or published information or trade sources.

     10.9    FURTHER ASSURANCES.

Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary to transfer and convey the Shares to the Purchaser, on the terms herein contained, to consummate the transactions contemplated hereby, and to effectuate the provisions and purposes hereof.

     10.10    NO THIRD PARTY RIGHTS.

This Agreement is not intended and shall not be construed to create any rights in any parties other than the Company, the Shareholder and the Purchaser and no person shall assert any rights as third party beneficiary hereunder.

     10.11    NON-WAIVER.

The failure in any one or more instances of a party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

     10.12    SEVERABILITY.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     10.13    INCORPORATION OF EXHIBITS AND SCHEDULES.

The Exhibits and Schedules hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including its Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules.

     10.14    WAIVER OF JURY TRIAL.

EACH OF THE COMPANY, THE PURCHASERS AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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

          IN WITNESS WHEREOF, the Company, the Purchasers and the Shareholder have duly executed and delivered this Agreement as of the day and year first above written.

SHAREHOLDER:                  ALPHA TECHNOLOGIES GROUP, INC.


                              By:
                                 ----------------------------------
                              Name:
                              Title:


COMPANY:                      UNI-STAR INDUSTRIES, INC.


                              By:
                                 ----------------------------------
                              Name:
                              Title:


U.S. PURCHASER:               TYCO ELECTRONICS CORPORATION


                              By:
                                 ----------------------------------
                              Name:
                              Title:


U.K. PURCHASER:               TYCO ELECTRONICS UK LIMITED


                              By:
                                 ----------------------------------
                              Name:
                              Title:

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